Exhibit 10.1
STOCK REPURCHASE AGREEMENT
by and between
Cal Dive International, Inc.
and
Helix Energy Solutions Group, Inc.
Dated as of May 29, 2009

STOCK REPURCHASE AGREEMENT
     This STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of this 29th day of May, 2009, by and between Cal Dive International, Inc., a Delaware corporation (the “Company”), and Helix Energy Solutions Group, Inc., a Minnesota corporation (“Seller” and together with the Company, the “Parties”).
RECITALS:
     WHEREAS, Seller owns of record and beneficially 47,942,022 shares of the outstanding common stock of the Company, $0.01 par value per share (the “Common Stock”), representing approximately 51% of the outstanding capital stock of the Company (the “Seller Ownership Percentage”);
     WHEREAS, Seller is offering to sell up to 20,000,000 shares of the Company’s Common Stock in a secondary public offering, which offering and sale has been registered by the Company with the Securities and Exchange Commission on behalf of the Seller pursuant to the Registration Rights Agreement between the Parties (the “Public Offering”);
     WHEREAS, the Company wishes to purchase, and Seller wishes to sell, that number of whole shares of the Company’s Common Stock that is equal to $14 million divided by the per share price at which Seller sells Common Stock in the Public Offering (the “Purchased Shares”), for an aggregate purchase price equal to $14 million (the “Repurchase”); and
     WHEREAS, the Parties desire to effect the Repurchase only upon, and contemporaneously with, the completion of the Public Offering (exclusive of the exercise of all or any portion of the over-allotment option granted to the underwriters in connection with the Public Offering (the “Over-Allotment”)).
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Terms with their initial letters capitalized used but not otherwise defined in this Agreement shall have the meanings given to them in this Article 1.
     1.1 “Law” means, with respect to any Person, any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of (or agreement with) any governmental authority (including any memorandum of understanding or similar arrangement with any governmental authority), in each case binding on that Person or its property or assets.

     1.2 “Lien” means any liens, pledges, charges, claims, security interests or agreements, escrows, options, rights of first refusal, mortgages, deeds of trust, deeds to secure debt, title retention agreements or other encumbrances.
     1.3 “Person” means any individual, corporation, business trust, partnership, association, limited liability company, unincorporated organization or similar organization, any governmental authority, fund, organized group of persons whether incorporated or not, or any receiver, trustee under Title 11 of the United States Code or similar official or any liquidating agent for any of the foregoing in his or her capacity as such.
     1.4 “Transactions” means any and all actions or other transactions contemplated by this Agreement.
ARTICLE 2
PURCHASE AND SALE OF THE PURCHASED SHARES
     2.1 Transfer of Purchased Shares. Upon the terms and subject to the conditions of this Agreement, including completion of the Public Offering (exclusive of the exercise of all or any portion of Over-Allotment), Seller shall sell, assign, transfer and convey, or cause to be sold, assigned, transferred and conveyed, to the Company, and the Company shall purchase, acquire and accept, the Purchased Shares.
     2.2 Consideration. At the Closing, the Company shall make a cash payment to Seller in the aggregate amount of $14 million (the “Cash Amount”) by wire transfer of immediately available funds in exchange for the delivery by Seller of the Purchased Shares.
     2.3 Closing.
          (a) Subject to satisfaction of the conditions set forth in Section 2.1, the closing of the transactions provided for in this Agreement (the “Closing”) shall occur contemporaneously with the completion of the Public Offering (exclusive of the exercise of all or any portion of Over-Allotment) (the “Closing Date”) at the offices of the Company, 2500 CityWest Boulevard, Houston, Texas 77042, or such other date or place where the Parties may agree.
          (b) At the Closing:
               (i) Seller shall deliver to the Company (or cause to be delivered) certificates representing the Purchased Shares, free and clear of all Liens (other than legends or other restrictions solely evidencing the restricted nature of such Purchased Shares pursuant to applicable state and federal securities laws), duly endorsed to the Company or in blank or accompanied by duly executed stock powers; and
               (ii) The Company shall deliver to Seller the Cash Amount in immediately available funds to the account designated by Seller prior to the Closing Date.
     2.4 Waiver. Notwithstanding anything contained in this Agreement to the contrary, including without limitation, Section 4.3 below, Seller hereby expressly waives, relinquishes and releases any rights or remedies it may now or hereafter have to make a claim against the Company that the execution of this Agreement, the consummation of the Closing of the Transactions, or the performance of the Company’s obligations hereunder constitutes a breach (or purported breach) of the Company under that certain Master Agreement, dated December 8, 2006, between Seller and the Company.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to the Company as follows:
     3.1 Organization and Good Standing. Seller is a legal entity duly organized, validly existing and in good standing under the Law of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and to carry on its business as currently conducted.
     3.2 Ownership. Seller is the lawful owner, of record and beneficially, of the Purchased Shares and has, and will transfer to the Company at the Closing, good and marketable title to the Shares, free and clear of all Liens, and with no restriction on, or agreement relating to, the voting rights, transfer, and other incidents of record and beneficial ownership pertaining to the Purchased Shares.
     3.3 Authorization; Binding Obligations. Seller has full legal right, power, capacity and authority to execute and deliver this Agreement and to consummate the Transactions. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or by general equitable principles.
     3.4 No Conflicts. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby will conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, amendment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of Seller pursuant to any of the terms, conditions or provisions of or under (a) any agreement, credit facility, debt or other instrument (evidencing a Seller or subsidiary debt or otherwise) or other understanding to which Seller or any subsidiary is a party or by which any property or asset of Seller or any subsidiary is bound or affected, (b) any Law or (c) its certificate of incorporation or bylaws.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Seller as follows:
     4.1 Organization and Good Standing. The Company is a legal entity duly organized, validly existing and in good standing under the Law of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and to carry on its business as currently conducted.
     4.2 Authorization; Binding Obligations. The Company has full legal right, power, capacity and authority to execute and deliver this Agreement and to consummate the Transactions. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or by general equitable principles.
     4.3 No Conflicts. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby will conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, amendment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of the Company pursuant to any of the terms, conditions or provisions of or under (a) any agreement, credit facility, debt or other instrument (evidencing a Company or subsidiary debt or otherwise) or other understanding to which the Company or any subsidiary is a party or by which any property or asset of the Company or any subsidiary is bound or affected, (b) any Law or (c) its certificate of incorporation or bylaws.
[Signatures appear on the following page]

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

COMPANY

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Quinn J. Hébert
Name:	Quinn J. Hébert
Title:	President and Chief Executive Officer

SELLER

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Anthony Tripodo
Name:	Anthony Tripodo
Title:	Executive Vice President and Chief Financial Officer
Signature Page to Stock Repurchase Agreement